GRIDSENSE
EMPLOYEE INCENTIVE PLAN
CONFIDENTIAL

1    Definitions and Interpretation    3
2    Awards    6
3    Vesting and Entitlement    6
4    Payment of Awards    6
5    Process for Payments to Participants    6
6    Lapsing of Rights    7
7    Overriding Restrictions on Grant and Exercise of Rights    7
8    Miscellaneous    7

Definitions and Interpretation

1.	In this Plan the following words and expressions have the following meanings:
'Applicable Law' means any or all, as the context requires of:
(a)     the Corporations Act 2001 (Cth);
(b)    the Listing Rules;
(c)    the constitution of the Australian Company;

(d)	the Articles of Incorporation of the US Company;

(e)	the United States Internal Revenue Code of 1986;

(f)	the United States Securities Act of 1933;

(g)	the United States Exchange Act of 1934;

(h)	the Income Tax Assessment Act 1936 (Cth);

(i)	the Income Tax Assessment Act 1997 (Cth);

(j)	the Fringe Benefits Tax Act 1986 (Cth)

(k)	the Fringe Benefits Tax Assessment Act 1986 (Cth)

(l)	any other applicable laws, statutes, rules, requirements or regulations;

(m)
any practice note, policy statement, class order, declaration, rule, regulation, guideline, policy or procedure pursuant to the provisions of which either the Australian Securities and Investments Commission or ASX is authorized or entitled to regulate, implement or enforce either directly or indirectly, the provisions of any of the foregoing statutes, regulations, rules, deeds or agreements or any conduct or proposed conduct of any person;

'ASX' means ASX Limited ACN 008 624 691;
'Australian Company' means GridSense Pty. Ltd. ACN 130 672 767;
'Australian Participants' means Participants not subject to the income tax laws of the United States;
'Award' means a promise to provide a benefit to an individual under the rules of this Plan;
'Board' means the board of directors of the Australian Company or the US Company and includes any committee of directors or person appointed by either board to exercise their powers in relation to this Plan;

'Bonus Pool' means, with respect to any Qualified Transaction, 17% of the amount determined by subtracting (Y) from (X), where (X) is the Net Consideration and (Y) is Invested Capital, in each case with respect to the Group Company or Group Companies that are the subject of such Qualified Transaction.
'Cash Value' of an Award means the cash determined by dividing the Bonus Pool by the outstanding and vested number of Units held by all Participants and multiplying the result by the number of vested Units held by the Participant holding such Award.
'GAAP' means United States generally accepted accounting principles, consistently applied.
'Group Company' means the Australian Company, the US Company, or CHK GridSense Pty Ltd.;
'IPO' means an underwritten initial public offering of shares in any Group Company as determined by the Board;
'Invested Capital' means the Applicable Multiple of all monies used by Acorn Energy, Inc. to purchase securities of any Group Company or otherwise invested by it therein, net of any previously returned capital, where 'Applicable Multiple” means 1x in the case of the initial $12.656 million investment, 1.5X in the case of amounts up to $3 million in excess of such initial capital to the extent invested for up to 24 months prior to the closing of the Qualified Transaction, and 2x in the case of such excess amounts invested longer than 24 months prior to the closing of the Qualified Transaction, and such other multiple of any additional cash investment (i.e., beyond $15.656 million) as the Board and Acorn Energy, Inc. shall agree.
'Listing Rules' means the official listing rules of the ASX, or any other stock exchange on which shares are listed, as varied from time to time;
'Net Consideration' means the cash or fair market value, as determined by the Board, of any other property received by the applicable seller upon the sale of all or substantially all of the assets or securities of one or more of the Group Companies in a single or series of related transactions outside the ordinary course of business, net of all transaction related expenses as determined by the Board in accordance with GAAP.
'Participant' means a person who is given an Award under this Plan;
'Plan' means the GridSense Employee Incentive Plan as described in these terms and conditions;
'Qualified Transaction' means a transaction producing Net Consideration.
'Section 409A' means Section 409A of the Internal Revenue Code of 1986 and the United States Department of Treasury Regulations and other interpretive guidance promulgated thereunder;
'Unit' means an equal interest in the Bonus Pool the value of which shall be determined by reference to the total units outstanding.
'United States Participants' means Participants subject to the income tax laws of the United States;

'US Company' means GridSense Inc., a Colorado corporation; and
'Vesting Commencement Date' means, with respect to an Award, the date designated as the Vesting Commencement Date in the grant deed for such Award.

2.	Words importing the singular include the plural and vice versa and words importing one gender shall include all other genders.

3.	References to:

(a)	this Plan include its schedules and annexures;

(b)	a part, clause, exhibit, annexure or schedule is a reference to an item of that type in this Plan;

(c)	'includes' or 'including' means 'includes without limitation' and 'including without limitation' respectively;

(d)	this Plan or another document include a reference to it as novated, altered or replaced;

(e)	'$' are US dollars;

(f)	a group of persons are to all of them or any two or more of them jointly and each of them severally;

(g)	a party includes the executors, administrators, permitted assigns and successors in title to that party; and

(h)	legislation includes any amendment to it and any consolidation, re-enactment or replacement of it or any subordinate legislation made under it.

4.	If a party comprises more than one person or entity, all agreements, covenants, warranties or terms binding upon that party apply jointly and severally to each of those persons and entities.

5.
Headings contained in this agreement are for reference purposes only, are not to be taken into account in interpreting this agreement and shall not be taken as any indication of the meaning of the clauses and sub-clauses to which they relate.

1	Awards

1.
Subject to clause 2.2, the Board may from time to time in its absolute discretion make an Award to an employee of a Group Company or an individual contractor providing personal services to a Group Company on the terms set out in this Plan and on such other terms as the Board may specify.

2.	In no event shall Awards made under this Plan exceed 17,000,000 Units. Any Units forfeited by a Participant pursuant to the applicable Award agreement shall again become available under this Plan.

2.3
An Award made to an individual under the Plan shall be a conditional right, subject to the terms and conditions of this Plan, to be paid a cash sum calculated by reference to a certain number of Units specified by the Board. When a Qualified Transaction closes, a Participant shall not be entitled to receive any shares in any Group Company or be required to pay any price for any Unit under this Plan.

2	Vesting and Entitlement

1.	Subject to the provisions of this Plan, an Award will vest as determined by the Board and reflected in the agreement establishing the Award.

3	Payment of Awards

1.	No Award shall be paid unless it has vested in accordance with clause 3.1.

2.
Each Participant shall be paid the Cash Value of his or her vested Units as soon as practicable following, but no later than March 15 of the year following, the closing of a Qualified Transaction. If less than all of the Group Companies are involved in such transaction, then the Awards shall remain outstanding subject to the terms of clause 3.

4	Process for Payments to Participants

1.
Notwithstanding clause 4.2, the payment under clause 4.2 need not be made until completion and payment of proceeds of any Qualified Transaction; provided that, in the case of United States Participants and without regard to any other provision in this Plan, (i) the Qualified Transaction constitutes a change in the ownership of the US Company or a change in the ownership of a substantial portion of the assets of the US Company under Section 409A and (ii) payment is made in accordance with United States Department of Treasury Regulation Section 1.409A-3(i)(5)(iv)(A). Each Participant's employer shall be responsible for paying the Award amount and such obligations shall be several and not joint among any Group Companies.

2.
The Group Companies shall have the authority and the right to deduct or withhold, or require a Participant to remit to his or her employer, an amount sufficient to satisfy any income tax, fringe benefits tax or other statutory taxes or charges (including, in the case of United States Participants, such Participant's share of Federal Insurance Contributions Act, employment tax or other social security contribution obligation, and in the case of Australian Participants, any similar amounts including in respect of Superannuation Guarantee Contributions), in each case as required by Applicable Law to be withheld or paid with respect to any taxable event concerning a Participant arising as a result of the Plan. Further, the cash payment with regard to any Units held by an Australian Participant shall be reduced by the amount of Superannuation payments with respect to the Award by any Group Company made for the benefit of such Participant.

5	Lapsing of Rights

1.
If any Participant dies when such Participant is an employee of a Group Company any Award held by such Participant at the time of such Participant's death shall be eligible to be paid to such Participant's legal personal representative within 12 months after such Participant's death, provided that the Award has vested in accordance with clause 3 as of the date of death and subject to the conditions of clause 4. Any such Award shall lapse and cease to be payable on the date which is 12 months after the death of the Participant.

6	Overriding Restrictions on Grant and Exercise of Rights

1.
Notwithstanding any other provision of this Plan, the Board reserves the right to change, vary or amend all rights and entitlements attaching to any Award or of a Participant under this Plan to the extent necessary to comply with the Applicable Laws that apply to a reorganization of the capital of any Group Company, in connection with an IPO, capital restructure or exchange listing.

2.	No Award may be granted or exercised if to do so would contravene the Applicable Laws.

7	Miscellaneous

1.
The rights and obligations of any individual under the terms of their office or employment with a Group Company shall not be affected by their participation in this Plan. Participants waive any and all rights to compensation or damages following termination of their employment for any reason as far as those rights to compensation or damages arise from their ceasing to have rights under this Plan or any Award because of that termination.

2.
If there is any dispute or disagreement about the interpretation of the Plan, or as to any question or right arising from or related to the Plan, the decision of the Board shall be final and binding on all persons.

3.
The Board may at any time, and at its complete discretion, suspend or terminate the Plan without notice to the Participants. The suspension or termination of Plan shall not affect any existing Award already made under the Plan and the terms of the Plan shall continue to apply to that Award.

4.
Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending it by post, email or fax, in the case of a company to its registered office (or any other address notified by that company from time to time) or the email address or fax number (if any) of that registered office, and in the case of an individual to their last known address, email address or fax number or, if they are a director or employee of a Group Company, either to their last known address, email address or fax number or to the address of the place of business at which they carry out all or most of their duties, or to the email address or fax number relating to that address.

5.
This Plan and all Awards made under it shall be governed by and construed in accordance with the law of New South Wales with regard to Australian Participants and the law of California, with regard to United States Participants, in each case without regard to the conflict of laws principles thereof.

6.
With respect to United States Participants, to the extent applicable, the Plan and all Awards made under it shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that the Board determines that any Award may be subject to Section 409A, the Board may adopt such amendments to the Plan and the applicable grant deed or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under Section 409A.

[signature pages follow]

Executed as a Deed Poll:

EXECUTED by GRIDSENSE PTY LIMITED by its authorized officers in accordance with section 127 of the Corporations Act:

Signature of director	Signature of director/secretary

Name	Name

GRIDSENSE INC.
By:
Name:
Title:

DATED: January 1, 2013